Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the shell company report on Form 20-F of Crown LNG Holdings Limited of our report dated July 15, 2024, with respect to the consolidated financial statements of Crown LNG Holding AS, and to the reference to our firm under the heading “Statement by Experts” in the shell company report on Form 20-F.

Oslo, Norway

/s/ KPMG AS

July 15, 2024